UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   October 31, 2014

Dutchess Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-54895	61-1693030
(Commission File Number)	(IRS Employer Identification No.)

c/o Intuitive Venture Partners, LLC, 122 E 42nd Street, Suite 1616, New York, NY	10168
(Address of Principal Executive Offices)	(Zip Code)

212-661-8786

 (Registrant’s Telephone Number, Including Area Code)

c/o Cabinets Acquisition Corp., 3000 John Deere Road, Toano, VA 23168

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under “Item 5.01 Change In Control of Registrant” of this Current Report is incorporated into this Item 1.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under “Item 5.01 Change In Control of Registrant” of this Current Report is incorporated into this Item 1.01 by reference.

On October 31, 2014, pursuant to the Purchase Agreement (as hereinafter defined), the Company sold 5,000,000 shares of common stock to Intuitive for gross proceeds of $30,000.  The sale of the common stock  was not subject to any underwriting discounts or commissions.

The common stock has not been registered under the Securities Act of 1933, as amended (the “Act”), in reliance on an exemption from registration under Section 4(2) of the Act, and Rule 506 promulgated thereunder, based on the fact that the investor is an “accredited investor,” as such term is defined in Rule 501 of Regulation D.  The common stock  may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.01 Changes In Control Of Registrant

On October 31, 2014, Dutchess Holdings Corp., a Delaware corporation (the “Company”), entered into and closed a Securities Purchase Agreement (the “Purchase Agreement”) with Intuitive Venture Partners, LLC, a Delaware limited liability company (“Intuitive”), whereby the Company sold 5,000,000 shares of the Company’s common stock to Intuitive for an aggregate purchase price of $30,000.  The sources of Intuitive’ s funds was its working capital.

Simultaneously with the entrance into the Purchase Agreement, the Company entered into and closed a Repurchase Agreement (the “ Repurchase Agreement ”) with its sole stockholder, Cabinets Acquisition Corp., a Delaware corporation (“CAC”), whereby CAC sold and the Company repurchased 5,000,000 shares of the Company’s common stock for an aggregate purchase of $60,000.

As a result of the foregoing transactions, Intuitive owns 100% of the outstanding capital stock of the Company.  Each of David G. Landskowsky, Todd W. Harrigan, Eric M. Rubenstein, Timothy J. Herrmann, Aaron M. Segal and Scott T. Cardone are partners in Intuitive and as such may be deemed to have shared voting and dispositive power over the 5,000,000 shares of the Company’s common stock beneficially owned by Intuitive. However, each such person disclaims beneficial ownership over such shares of the Company’s common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the closing of the Purchase Agreement and Repurchase Agreement on October 31, 2014, (the “Closing”), Thomas D. Sullivan, the Company’s Chief Executive Officer, President, and Secretary, resigned from each executive officer position held effective upon the Closing and resigned as a director of the Company, effective as of November 11, 2014 (eleven days after the date that the Information Statement on Schedule 14F-1 (the “Schedule 14F-1”) was disseminated to the sole shareholder of the Company) (the “Effective Date”).  At the Closing, Mr. Landskowsky was appointed President of the Company and Mr. Harrigan was appointed Treasurer and Secretary of the Company, effective upon the Closing.  As of Closing, Mr. Landskowsky was elected as director of the Company, effective as of the Effective Date.

Mr. Landskowsky is a co-founder of Intuitive Venture Partners, LLC (“Intuitive”), a private equity/venture investment bank specializing in growth capital and expansion stage investments in the areas of technology and healthcare, and has served as a partner since its inception in 2009. Prior to founding Intuitive, Mr. Landskowsky worked within the Private Equity Group at Spencer Trask Ventures, an early stage venture capital firm. Mr. Landskowsky earned a B.S. in Business Administration from the Alfred Lerner College of Business and Economics at the University of Delaware.

Mr. Harrigan is a co-founder of Intuitive and has served as a partner since its inception in 2009. With over 18 years of experience, Mr. Harrigan has worked with private companies to strengthen and grow companies by providing venture, growth, and mezzanine capital. He has advised over 100 companies in many sectors including Technology, Data center infrastructure, Enterprise Software, and Telecom. Mr. Harrigan has significant experience with generating capital, as well as advising the build-out of management teams and helping form the Board of Directors for his portfolio companies.

In connection with the change in the majority of the Company’s Board of Directors, on October 31, 2014, the Company filed the Schedule 14F-1 describing the resignation of Mr. Sullivan and the appointments of Messrs. Landskowsky and Harrigan, and the information set forth in the Schedule 14f is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCHESS HOLDINGS CORP.

Date: November 6, 2014	By:	/s/ David G. Landskowsky
Name: David G. Landskowsky
Title: President